Exhibit 16.1

January 18, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated January 19, 2006, of Cornerstone Core Properties REIT, Inc. and we are in agreement with the statements contained in the first and fourth paragraphs therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ BDO SEIDMAN, LLP